Exhibit 99.1

KIRBY CORPORATION	Contact: Sterling Adlakha
713-435-1101

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2016 FIRST QUARTER RESULTS

•	2016 first quarter earnings per share of $0.71 compared with $1.09 in the 2015 first quarter

•	2016 first quarter results included an approximate $0.06 per share impact from severance expenses

•	2016 second quarter earnings per share guidance of $0.65 to $0.75 compared with $1.04 earned in the 2015 second quarter

•	2016 full year earnings per share guidance range of $2.80 to $3.20, a reduction from previous guidance of $3.00 to $3.50 to reflect the first quarter results, including severance charges, and a diminished outlook for diesel engine services

•	Completed purchase of the inland tank barge fleet of SEACOR Holdings Inc. for approximately $88 million

Houston, Texas (April 27, 2016) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2016 of $38.1 million, or $0.71 per share, compared with $61.1 million, or $1.09 per share, for the 2015 first quarter. Consolidated revenues for the 2016 first quarter were $458.7 million compared with $587.7 million reported for the 2015 first quarter. A reduction in force executed in February 2016 resulted in pre-tax expenses of $5.6 million, or approximately $0.06 per share, which impacted both of Kirby’s reportable business segments.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Trends in both the inland and coastal marine transportation markets during the quarter were largely unchanged from the fourth quarter of 2015. For our inland marine transportation market, utilization was in the 90% to 95% range throughout the quarter. There were also some signs of improvement in the inland spot market in April. In the coastal marine transportation market, utilization during the quarter was in the high-80% to low-90% range. Overall, coastal market supply and demand remained roughly in balance throughout the quarter, although we continue to have more spot exposure.”

Mr. Grzebinski continued, “Within our diesel engine services segment, market conditions deteriorated further from 2015 levels in the land-based market where we received no inbound orders for new or remanufactured pressure pumping units. Additionally, the expected demand for engines, transmissions and parts used by our major land-based customers to service their own equipment declined sharply. In our marine diesel engine service markets, weakness persisted in the Gulf of Mexico offshore oilfield services market. In addition, we experienced customer deferrals of major maintenance and engine overhauls across marine markets in most of the regions where we operate, which was largely due to a depressed dry cargo barge market.”

Mr. Grzebinski further added, “In February, we implemented a reduction in force across our businesses in order to reduce costs in light of challenging market conditions. While this reduction was the most visible cost-cutting action during the quarter, we have been actively reducing costs across all facets of the company. As conditions across our markets improve, our organization will be better positioned for improved profitability.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2016 first quarter were $378.3 million compared with $419.9 million for the 2015 first quarter. Operating income for the 2016 first quarter was $69.8 million compared with $96.3 million for the 2015 first quarter.

Demand for inland barge transportation of petrochemicals and refined petroleum products was stable, while demand for black oil was weaker on both a year over year and sequential basis. Kirby’s inland tank barge utilization remained in the 90% to 95% range, but pricing pressure persisted on both contract renewals and in the spot market. However, there were signs of an improvement in the spot market in April. Operating conditions during the quarter were challenging due to periodic high wind and heavy fog along the Gulf Coast. Additionally, high water on the Mississippi River System led to tow size restrictions and added horsepower requirements, as well as slower transit times for most of the quarter.

On April 15, 2016 Kirby closed the previously announced acquisition of the inland tank barge fleet of SEACOR Holdings Inc. for $88 million in cash and transfer to SEACOR of a Florida-based ship docking tugboat. The asset purchase consisted of 27 inland 30,000 barrel tank barges and 13 inland towboats, plus one 30,000 barrel tank barge and one towboat currently under construction. The cost of the vessels under construction is included in the purchase price and the vessels are expected to be delivered prior to the end of the 2016 second quarter.

In the coastal marine transportation market, demand for the transportation of refined petroleum products, black oil, and petrochemicals was stable, although distillate demand in the Northeast was relatively weak due to warmer than average winter temperatures. Also contributing to the year over year decline in revenues and operating income was an increase in the amount of equipment trading in the spot market which led to increased idle time and voyage costs. Utilization for the coastal tank barge fleet remained in the high-80% to low-90% range and pricing on contract renewals improved on a year over year basis. Operating conditions in the coastal markets were seasonally normal during the first quarter.

The marine transportation segment’s 2016 first quarter operating margin was 18.4% compared with 22.9% for the first quarter of 2015.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2016 first quarter were $80.4 million with a $0.8 million operating loss, compared with 2015 first quarter revenues of $167.8 million and operating income of $8.8 million.

The lower revenues and operating loss as compared to the first quarter of 2015 were primarily due to a lack of pressure pumping unit manufacturing, service and remanufacturing, as well as weaker than anticipated sales of engines, transmissions and parts in the land-based diesel engine services market. In addition, customer deferrals of major maintenance projects in the marine diesel engine services market and a continued weak Gulf of Mexico oilfield services market contributed to the year over year decline in revenues and operating income. Demand in the power generation market was relatively stable during the quarter.

The diesel engine services operating margin was (1.0)% for the 2016 first quarter compared with 5.3% for the 2015 first quarter.

Cash Generation
EBITDA of $113.8 million for the 2016 first quarter contributed to Kirby’s cash flow from operations during the quarter, which compares with EBITDA of $148.6 million for the 2015 first quarter. Cash flow was used, in part, to fund capital expenditures of $50.5 million, including $2.7 million for new inland tank barge and towboat construction, $24.3 million for progress payments on the construction of three new coastal articulated tank barge and tugboat units (“ATBs”) and two 4900 horsepower coastal tugboats and $23.5 million primarily for upgrades to existing inland and coastal fleets. Kirby also purchased approximately 35,000 shares of its common stock at an average price of $52.53 per share during the quarter. Total debt as of March 31, 2016 was $712.2 million and Kirby’s debt-to-capitalization ratio was 23.5%.

Outlook
Commenting on the 2016 second quarter and full year market outlook and guidance, Mr. Grzebinski said, “Our earnings guidance for the 2016 second quarter is $0.65 to $0.75 per share compared with $1.04 per share in the 2015 second quarter. We are narrowing and lowering our full year 2016 guidance to $2.80 to $3.20 per share. The change in our 2016 full year guidance reflects results for the first quarter, including the approximately $0.06 per share in severance expenses, and our expectation for continued challenging conditions in the oilfield services markets within our diesel engine services businesses. In our marine markets, our guidance for the second quarter largely reflects a continuation of the pricing and utilization trends we experienced during the 2016 first quarter. Inland marine tank barge spot market pricing has improved in April, although there remains general market and economic uncertainty. In our coastal marine transportation market, we expect utilization to be in the mid-80% to low-90% range.”

Mr. Grzebinski continued, “In our land-based diesel engine services business, although oil prices have improved somewhat, it has not yet translated to an improved outlook. The improvement may come in the second half, but with the lower spending levels seen in the first quarter, we felt it prudent to adjust this portion of our quarterly and full year guidance. We will continue to evaluate market conditions and adjust the cost structure as necessary to meet current and projected levels of demand, but must balance the lack of volume in today’s market with the outlook for a market recovery as oil prices continue to increase. In our marine diesel engine business, we expect the Gulf of Mexico oilfield services market to remain depressed. In our other marine diesel engine services markets, the major maintenance project deferrals experienced in the first quarter could drive better results in the second half of the year. However, our assumption in our guidance is that these projects will not occur this year without a better dry cargo and offshore supply vessel market.”

Kirby expects 2016 capital spending to be in the $230 to $250 million range, an increase of $10 million from earlier capital spending guidance, as a result of plans to construct an additional four inland tank barges. Capital spending guidance includes approximately $10 million for the construction of seven inland tank barges and one inland towboat to be delivered in 2016. The capital spending guidance range also includes approximately $100 million in progress payments on new coastal equipment, including one 185,000 barrel coastal ATB, two 155,000 barrel ATBs, two 4900 horsepower coastal tugboats, and a new coastal petrochemical tank barge. The balance of $120 to $140 million is primarily for capital upgrades and improvements to existing inland and coastal marine equipment and facilities, as well as diesel engine services facilities.

Conference Call
A conference call is scheduled for 7:30 a.m. central time tomorrow, Thursday, April 28, 2016, to discuss the 2016 first quarter performance as well as the outlook for the 2016 second quarter and full year. The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers. The confirmation number is 8298696. An audio playback will be available at 1:00 p.m. central time on Thursday, April 28, 2016, through 5:00 p.m. central time on Thursday, May 5, 2016, by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers. The replay access code is 10083894. A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2015 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade. Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications. Kirby also distributes and services diesel engines, transmissions and pumps, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service and oil and gas operator and producer markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2016	2015
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$378,343	$419,905
Diesel engine services	80,390	167,768
	458,733	587,673
Costs and expenses:
Costs of sales and operating expenses	288,910	384,781
Selling, general and administrative	50,461	51,044
Taxes, other than on income	5,404	4,545
Depreciation and amortization	48,624	45,766
Gain on disposition of assets	(67)	(1,555)
	393,332	484,581

Operating income	65,401	103,092
Other income	135	60
Interest expense	(4,193)	(5,250)

Earnings before taxes on income	61,343	97,902
Provision for taxes on income	(22,859)	(36,491)

Net earnings	38,484	61,411
Less: Net earnings attributable to noncontrolling interests	(385)	(333)
Net earnings attributable to Kirby	$38,099	$61,078

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.71	$1.09
Diluted	$0.71	$1.09
Common stock outstanding (in thousands):
Basic	53,442	55,581
Diluted	53,483	55,703

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2016	2015
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$38,099	$61,078
Interest expense	4,193	5,250
Provision for taxes on income	22,859	36,491
Depreciation and amortization	48,624	45,766
	$113,775	$148,585
Capital expenditures	$50,523	$96,533
Acquisition of marine equipment	$-	$41,250

	March 31,
	2016	2015
	(unaudited, $ in thousands)
Long-term debt, including current portion	$712,163	$815,240
Total equity	$2,316,660	$2,229,921
Debt to capitalization ratio	23.5%	26.8%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2016	2015
	(unaudited, $ in thousands)

Marine transportation revenues	$378,343	$419,905

Costs and expenses:
Costs of sales and operating expenses	226,752	249,084
Selling, general and administrative	32,697	28,733
Taxes, other than on income	4,838	4,131
Depreciation and amortization	44,261	41,688
	308,548	323,636

Operating income	$69,795	$96,269

Operating margins	18.4%	22.9%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2016	2015
	(unaudited, $ in thousands)

Diesel engine services revenues	$80,390	$167,768

Costs and expenses:
Costs of sales and operating expenses	62,158	135,697
Selling, general and administrative	15,131	19,732
Taxes, other than on income	551	398
Depreciation and amortization	3,356	3,098
	81,196	158,925

Operating income	$(806)	$8,843

Operating margins	(1.0)%	5.3%

OTHER COSTS AND EXPENSES

	First Quarter
	2016	2015
	(unaudited, $ in thousands)

General corporate expenses	$3,655	$3,575

Gain on disposition of assets	$67	$1,555

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2016	2015

Inland Performance Measurements:
Ton Miles (in millions) (2)	2,748	3,098
Revenue/Ton Mile (cents/tm) (3)	8.9	8.9
Towboats operated (average) (4)	240	249
Delay Days (5)	2,236	2,378
Average cost per gallon of fuel consumed	$1.27	$2.06

Barges (active):
Inland tank barges	885	905
Coastal tank barges	70	69
Offshore dry-cargo barges	6	6
Barrel Capacities (in millions):
Inland tank barges	17.6	18.1
Coastal tank barges	6.0	6.0

(1)	Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)	Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(3)	Inland marine transportation revenues divided by ton miles. Example: First quarter 2016 inland marine transportation revenues of $245,328,000 divided by 2,748,000,000 inland marine transportation ton miles = 8.9 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.